Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated May 20, 2005) and related Prospectus of Matrix Service Company for the registration of 6,668,449 shares of common stock and to the incorporation by reference therein of our report dated August 10, 2004 with respect to the consolidated financial statements and schedule of Matrix Service Company included in its Annual Report (Form 10-K) for the year ended May 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 19, 2005